Exhibit 4
                         PINNACLE BANKSHARES CORPORATION

                           DIVIDEND REINVESTMENT PLAN


          1. Purposes.
          The Pinnacle Bankshares Corporation Dividend Reinvestment Plan (the "Plan") is intended to provide a method whereby shareholders of Pinnacle Bankshares Corporation (the "Company") will have the opportunity to reinvest cash dividends paid on their shares of Common Stock of the Company.
          2. Administration.
          The Plan shall be administered by The First National Bank of Altavista (the "Bank" or the "Plan Administrator"), and designated persons thereof, which shall act as the agent of the Company with respect to the Plan, and the Company, in conjunction with the Bank, shall designate such employee or employees of the Bank to act on behalf of the Plan Administrator for Participants in the Plan.
         3. Eligibility and Enrollment.
          All registered shareholders of the Company holding any shares of Company Common Stock shall be eligible for participation in the Plan. Shareholders may enroll in the Plan with respect to all or any portion of the shares registered in such shareholder's name. A shareholder desiring to enroll in the Plan shall set forth on an authorization form the number of shares to be enrolled in the Plan. To enroll in the Plan, a shareholder must complete and sign an authorization form and return it to the Company. Participation will begin with the next dividend after the authorization form is received, provided it is received at least ten (10) business days prior to that dividend record date.
           4. Payment of Dividends to the Plan Administrator.
          On the payment date for any cash dividend on Company Common Stock, the Company shall, or shall cause, the dividends (less withholding taxes, if any,) payable on all participating shares and all shares held by the Plan Administrator under the Plan to be paid over to the Plan Administrator. The Plan Administrator shall apply such dividends to the purchase of Company Common Stock in accordance with the Plan.

           5. Purchase of Company Shares with Dividends.
          The Plan Administrator shall apply the funds received in conformity with paragraph 4 hereof, together with any funds held by the Plan Administrator from prior dividend payments to either, as determined by the Board of Directors of the Company:

                  (a) the immediate purchase from the Company out of the Company's authorized but unissued shares of Common Stock, such number of shares of Common Stock as the Company is then willing to sell to the Plan Administrator for the purpose of investing such dividends in Company Common Stock,
                  (b) the purchase of Company Common Stock on the open market, which purchases may be made from time to time after the dividend payment date but shall be made no later than the last day of the first calendar month beginning after the dividend payment date, or
                  (c) a combination of (a) and (b) above.

          To the extent that any applicable law requires the Company or the Plan Administrator to withhold taxes in respect of any dividend on the purchase of shares, and such sums have not been withheld by the Company out of the dividends paid over to the Plan Administrator, the Plan Administrator shall deduct the amounts so required by law to be withheld from the funds in its hands prior to making the purchases provided for in this Paragraph 5, and remit such sums to the Company, which shall be responsible for the proper application thereof.

           The per share purchase price of shares acquired from the Company under paragraph 5(a) above shall be a price determined by a duly authorized Dividend Reinvestment Plan Committee of the Company (the "Committee") consisting of not less than four members of the Company's Board of Directors (at least three of which shall be outside directors). In addition, the Committee shall be advised by a non-Board member chosen by the Committee who is experienced in the financial markets and securities business (the "Outside Advisor"). In determining the per share purchase price, the Committee, in consultation with the Outside Advisor, shall take into consideration the book value of the Common Stock of the Company, the relationship between the traded price and book value of shares for financial institutions of similar size and similar operating results to the Company, any recent trades of the Common Stock of the Company brought to the attention of the Committee and such additional information as the Committee in its judgment deems appropriate.
           The per share purchase price charged to each participant's account in respect of shares purchased in the open market under paragraph 5(b) above by the Plan Administrator shall be the average of the actual purchase prices paid by the Plan Administrator for the shares so purchased in respect of the particular dividend being reinvested, net of broker's commissions, fees and federal transactional taxes, if any.
           The Plan Administrator may rely upon the per share purchase price set by the Committee in making purchases of Common Stock of the Company for the Plan.
           6.     Dividend Reinvestment Accounts.
           The Plan Administrator shall maintain a dividend reinvestment account for each Participant in the Plan to which shall be credited, on each dividend payment date, the dividends applicable to such Participant's participating shares. Upon purchase of shares by the Plan Administrator in conformity with paragraph 5 hereof, each Participant's pro rata portion of the applicable purchase price of such shares as set forth in Paragraph 5(a) or 5(b), as applicable, shall be charged to the Participant's account and each Participant's pro rata portion of the shares purchased (including fractional shares calculated to three decimal places) shall be credited to such Participant's account.
           7.     Registration of Shares.
           All shares held by the Plan Administrator under the Plan shall be held in the name of the Plan Administrator or its nominee.
           8.     Interest.
           Funds held by the Plan Administrator shall not bear interest.
           9.     Participation and Withdrawals from the Plan.
           A Participant may, at any time, add to, or reduce the number of shares which such Participant desires to have participate in the Plan by filing an appropriate application or notification with the Plan Administrator. No Participant may enroll any shares in the Plan other than shares registered in such Participant's name.
           If all shares registered in a Participant's name are shares participating in the Plan and a part of such shares are transferred out of the Participant's name, such shares so transferred shall cease to participate in the Plan but the remainder of such Participant's shares shall continue to participate in the Plan.
           Even if a Participant withdraws from the Plan or disposes of all shares registered in such Participant's name, such Participant shall continue to be a Participant in the Plan with respect to the shares in such Participant's account with the Plan Administrator until all shares held by the Plan Administrator in such Participant's account have been withdrawn pursuant to Paragraph 10 or such Participant's participation in the Plan has terminated pursuant to Paragraph 11.
           Shares of Company Stock credited to a participant's account may not be pledged or assigned. A participant who wishes to pledge or assign shares must request that a certificate for such shares be issued in his name.
           10.    Withdrawal of Shares by Participants.
           A Participant shall be entitled to withdraw any or all full shares held by the Plan Administrator for such Participant's account on ten (10) business days' written notice to the Company.
           11.  Termination  of  Participation  in  the  Plan.
          A Participant's participation in the Plan shall terminate if:
                  (a) The Participant notifies the Company at least ten (10) business days prior to a dividend record date that the Participant desires to terminate his participation in the Plan;
                  (b) All of such Participant's participating shares in the Plan cease to be participating shares and Participant withdraws all full shares held by the Plan Administrator in such Participant's account; or
                  (c) The Company terminates the Plan. 12. Distributions from Participants' Accounts. Upon receipt of a notice of withdrawal of shares held by the Plan
    Administrator and upon termination of a participation in the Plan, the Company or the Plan Administrator shall, after the expiration of the notice period, transmit to the Participant certificates registered in the Participant's name for the full shares withdrawn or, in the case of the termination under Paragraph 11, for all shares in the Participant's account, provided however, if notice of withdrawal or termination is received by the Company after the second business day prior to the record date for the determination of shareholders entitled to a dividend and before the payment date for such dividend, the shares shall be distributed, together with shares acquired with such dividend for the Participant's account, promptly after the completion of the reinvestment of such dividend in Company Common Stock.
           If a distribution of shares is made by the Plan Administrator in connection with a termination under Paragraph 11, the share certificates delivered to the Participant shall be accompanied with a check for the fair value of any fractional shares in the Participant's account. The fair value of such fractional shares shall be calculated based upon the value of the Common Stock as of the most recent determination of value under paragraph 5 above which precedes the date of the notice of withdrawal or, if distribution is being delayed and made immediately following a dividend payment date, as of the valuation determination following thereafter.
           13.    Fractional Share Account.
           The Company will maintain with the Plan Administrator a fractional share account for sales to and purchases from the Plan Administrator of whole shares needed to provide fractional shares and for payment for fractional shares, in the case of shares purchased by the Plan Administrator on the over-the-counter market.
           14.    Voting.
           The Company or the Plan Administrator will supply each Participant with proxy statements and proxy forms indicating the number of full and fractional shares held by such Participant. The Plan Administrator will vote each Participant's full shares in conformity with the instructions shown on the proxy cards returned to the Plan Administrator or the Company, and similarly, the Plan Administrator will aggregate the vote of each Participant's fractional shares in conformity with the instructions on such proxy card with the fractional share votes of all other participants who have instructed the Plan Administrator to vote their shares on the same matters in the same manner such that the fractional share votes can be aggregated into full share votes. If no instructions are received from a Participant, such Participant's shares will not be voted.
           15. Stock Dividends, Dividends in Kind and Rights. Dividends paid in Common Stock of the Company will be delivered to the Plan Administrator and credited to the accounts of Participants in conformity with their rights thereto.
           Dividends in shares other than Common Stock, property or other similar distributions and rights offerings shall be distributed to Participants in the same manner and to the same extent as to other shareholders.
           16.    Reports to Participants.
           Each Participant shall receive a statement of account following the payment date for each dividend declared and paid by the Company showing the amounts invested for the Participant's account, the purchase price and number of shares purchased and other information for the year to date. Each Participant also will receive a Prospectus for the Plan, and the Company's Annual Report. In addition, Participants will receive copies of all communications sent by the Company to the holders of Company Common Stock as a class.
           17.    Administration and Interpretation.
           The Board of Directors of the Company shall have absolute authority, in its sole discretion, to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administration of the Plan and to make all other determinations deemed necessary or advisable for administration of the Plan.
           18. Good Faith. Neither the Company, the Board of Directors, the Plan Administrator, the Committee nor any director, officer or agent of the Company or the Plan Administrator shall have any liability to the participants for any acts done in the performance of duties hereunder in good faith nor for any good faith omissions to act pursuant to the Plan including, without limitation, any claim for liability arising from failure to terminate the participant's account upon such participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.
           19. Amendment and Termination of the Plan.
           The Company reserves the right to amend, modify, suspend or terminate the Plan at any time.
           20.    Governing Law.
           The Plan, its operation and administration shall be governed by the laws of the Commonwealth of Virginia.
           21.    Effective Date.
           This Plan shall be effective when the Plan has been approved and adopted by the Board of Directors and all appropriate regulatory approvals have been obtained.

    Approved by the Board of Directors on December 8, 1998.